BROWN-FORMAN
2022 OMNIBUS COMPENSATION PLAN
TIME-BASED RESTRICTED STOCK UNIT AWARD

SUMMARY
Participant:
Award Date:
Number of Class B Common Stock RSUs:
Class B Common Stock Price per Share on Award Date:	$

THIS TIME-BASED RESTRICTED STOCK UNIT AWARD (the “Award”), effective as of the Award Date set forth above, represents a grant of Class B Common Restricted Stock Units by Brown-Forman Corporation, a Delaware corporation (the “Company”), under the Brown-Forman 2022 Omnibus Compensation Plan (the “Plan”) to the employee of the Company or an Affiliate named above (“Participant”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.
1.    Grant of Restricted Stock Units. The Company hereby grants to the Participant that number of Time-Based Restricted Stock Units (“RSUs”) set forth in the table above. Each RSU represents the right to receive one share of the Company’s Class B Common Stock, $0.15 par value per share (“Share”), subject to the terms and conditions set forth herein and in the Plan. For purposes of this Award, “Common Stock” means one share of common stock of the Company. The RSUs are granted pursuant to Section 7.3 of the Plan as “market value units” (“MVUs”), and for purposes of the Plan, shall be designated and treated as MVUs under the Plan.
2.    Vesting and Settlement. The Participant shall vest in three equal annual installments on each of the final days of fiscal years beginning on the final day of the fiscal year of the Award Date and the final day of each of the two fiscal years immediately following the fiscal year in which the Award Date occurs (each, the “Vesting Date,” collectively the “Vesting Period”), subject to the Participant’s continuous employment through the applicable Vesting Date. Unless otherwise provided in Appendix A, the Award will be settled in Shares promptly after each Vesting Date (and in no event later than 75 days following the applicable Vesting Date).
3.    Restrictions on Transferability. Until the delivery of Shares with respect to the RSUs in accordance with the terms of this Award, the RSUs may not be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated by the Participant. Any attempted sale, assignment, transfer, disposition, pledge or hypothecation of the RSUs shall be void and of no effect, and the Company shall have the right to disregard the same on its books and records and issue “stop transfer” instructions to its transfer agent.
4.    Termination of Employment. In the event the Participant does not remain continuously employed by the Company or its Affiliates through the applicable Vesting Date, the following rules will apply:
4.1    Retirement. “Retirement” means Termination of employment, other than by the Company for Cause, on or after reaching age 55 with at least five (5) full years of service, or on or after reaching age 65 with any amount of service. If the Participant terminates employment by reason of Retirement, the Vesting Date(s) will remain the same, except that the Participant will not be required to remain employed
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from the Retirement date through the applicable Vesting Date in order to receive payment hereunder; provided, however, that if the Participant terminates employment by reason of Retirement during the first fiscal year of the Vesting Period, the total number of RSUs subject to this Award shall be prorated based upon the number of whole months worked during the first fiscal year of the Vesting Period prior to Retirement (out of a 12 month year), with the remaining portion being immediately canceled and forfeited. If the Participant retires after the first fiscal year of the Vesting Period, then all RSUs will continue to vest pursuant to this Award. Retirement does not accelerate the Vesting Date or the issuance of Shares on such date.
4.2    Death/Disability. If the Participant terminates employment due to death or Disability (Disability to be determined in accordance with Section 2.15 of the Plan), the RSU will vest immediately and the number of Shares represented by this Award shall be delivered to the Participant’s beneficiary(ies), as determined pursuant to Section 10 below, within seventy-five (75) days of the Participant’s Termination of employment due to death or Disability, with the payment date within such period to be determined by the Company in its sole discretion; provided, however, that if the Participant terminates employment due to death or Disability during the first fiscal year of the Vesting Period, the number of RSUs subject to this Award shall be prorated based upon the number of whole months worked during the first fiscal year of the Vesting Period prior to the Participant’s Termination of employment due to death/Disability (out of a 12 month year), with the remaining portion being immediately canceled and forfeited.
4.3    Voluntary Termination, Involuntary Termination for Cause, Involuntary Termination for Poor Performance. Unvested RSUs shall be immediately forfeited to the Company, without compensation to the Participant, in the event of the Participant’s voluntary Termination, involuntary Termination for Cause (as such term is defined in the Plan), or involuntary Termination for poor performance (as determined by the Plan Administrator in its sole discretion).
4.4    Involuntary Termination Without Cause. If the Participant’s employment is involuntarily Terminated without Cause (as determined by the Plan Administrator in its sole discretion), the Vesting Date(s) will remain the same, except that the Participant will not be required to remain employed following such employment Termination date in order to receive payment hereunder; provided, however, that if the Participant’s employment is involuntarily Terminated without Cause during the first fiscal year of the Vesting Period, the number of RSUs subject to this Award shall be prorated based upon the number of months worked during the first fiscal year of the Vesting Period prior to Termination without Cause (out of a 12 month year), with the remaining RSUs being immediately canceled and forfeited. A Termination without Cause does not accelerate the Vesting Date(s) or the issuance of Shares on such date.
4.5    Termination for any Other Reason. Unless otherwise determined by the Plan Administrator, in its sole discretion, if the Participant’s employment terminates for any reason other than those set out in Sections 4.1, 4.2, 4.3, 4.4, or 5 of this Award prior to the applicable Vesting Date, unvested RSUs shall be immediately forfeited to the Company, without compensation to the Participant. Notwithstanding the foregoing, if the Plan Administrator determines to accelerate the Vesting Date(s) for any Award upon the Participant’s Termination of employment, the payment date will be a date within seventy-five (75) days following the Participant’s Termination of employment, with the payment date within such period to be determined by the Company in its sole discretion.
5.    Change in Control. Upon the occurrence of a Change in Control, RSUs shall be treated in accordance with Article 10 of the Plan; provided however, that if within two (2) years following a Change in Control, a Termination of employment by the Company without Cause or due to a
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Constructive Discharge occurs, the Participant shall immediately vest in 100% of the RSUs. Notwithstanding, if the Termination contemplated in the foregoing sentence occurs during the Company’s first fiscal year of the Vesting Period (including what would have been such fiscal year in the absence of the Change in Control, the number of RSUs subject to this Award shall be prorated based upon the number of whole months worked during the first fiscal year of the Vesting Period prior to Termination following the Change of Control or Constructive Discharge (out of a 12 month year), with any unearned portion being immediately canceled and forfeited.
6.    Severance Recipients and Release of Claims. Notwithstanding the provisions in the Plan or this Award to the contrary, any Participant who otherwise would become vested in any portion of the RSUs pursuant to Section 2, and who is also eligible to receive a cash severance payment from the Company, shall, as a condition of becoming so vested, receiving the Shares which are to be delivered pursuant to this Award and receiving such cash severance payment, be required to execute a general release waiving all claims, if any, arising from the Participant’s employment or Termination from employment that such Participant may have against the Company and its employees, agents and Affiliates. The Participant’s failure to execute such a general release or to allow an executed release to become irrevocable in accordance with its terms shall render this Award null and void, and the RSUs hereunder shall be forfeited and immediately canceled.
7.    Issuance of Shares; Delivery. The issuance of the Shares with respect to the Participant’s vested RSUs, if any, will be evidenced in such manner as the Company, in its discretion, deems appropriate, including, without limitation, book entry, registration or issuance of one or more share certificates. The number of Shares represented by the Participant’s vested RSUs, if any, will be delivered to the Participant within seventy-five (75) days of vesting, with the delivery date within such period to be determined by the Company in its sole discretion.
8.    Rights as a Stockholder / Dividend Equivalents. The Participant has no rights as a stockholder with respect to the RSUs. Stockholder rights accrue only upon the delivery of the Shares subsequent to the vesting of the RSUs on the applicable Vesting Date. However, dividend equivalents will be accrued on the Award, subject to the vesting and settlement provision of the underlying RSUs, if and to the extent the Company declares an ordinary cash or stock dividend on the Shares as determined by the Plan Administrator in its sole discretion. In addition, if, after the last day of the Vesting Period the Company declares an ordinary cash or stock dividend on the Shares, and the record date for such dividend precedes delivery of the Shares to the Participant in respect of the vested RSUs, then the Participant shall be entitled to a cash payment or Share settlement, subject to the Plan Administrator’s discretion, in an amount equivalent in value of the dividends that would have been payable to the Participant for each Share delivered to the Participant under this Award.
9.    Recapitalization. If there is any change in the Company’s equity capitalization through the declaration of stock dividends, a recapitalization, stock splits, or through merger, consolidation, exchange of Shares, or otherwise, or in the event of an extraordinary dividend or other corporate transaction, the Plan Administrator shall adjust the number and class of Shares subject to this Award (including by making a different kind or class of securities subject to the Award), or take other action pursuant to Section 4.3 of the Plan, to prevent dilution or enlargement of the Participant’s rights.
10.    Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Award is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the
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Company, and will be effective only when delivered during the Participant’s lifetime to the Company at its executive offices, mailed to Brown-Forman Corporation, 850 Dixie Highway, Louisville, Kentucky 40210, addressed to the attention of the Compensation Department. Absent a Participant’s proper and timely designation of a beneficiary under this Section 10, any benefit payable under this Award upon the Participant’s death shall be paid to the Participant’s surviving spouse, or, if none, to the Participant’s estate.
11.    Continuation of Employment. This Award shall not confer upon the Participant any right to continued employment by the Company, nor shall this Award interfere in any way with the Company’s right to terminate the Participant’s employment at any time. A transfer of the Participant’s employment between the Company and any of its subsidiaries, or between any divisions or subsidiaries of the Company shall not be deemed a Termination of employment for purposes of the vesting of RSUs.
12.    Tax Consequences. By accepting this Award, the Participant acknowledges that (i) the Participant (and not the Company) shall be responsible for any tax liability that may arise as a result of this Award and/or its vesting and the issuance of Shares in connection therewith; (ii) he or she understands that the Company may deduct or withhold an amount of Shares, or require the Participant to remit cash to the Company, sufficient to satisfy the minimum Federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to the delivery of Shares pursuant to the vesting, or lapse of a substantial risk of forfeiture, or this Award; and (iii) he or she is encouraged to consult with a qualified tax advisor concerning the RSUs. In the case of the Share withholding described in the preceding sentence, the Company may instead choose to withhold an amount of Shares greater than the minimum, up to the amount required to satisfy the Participant’s maximum individual tax rate, provided updated accounting standards are in effect that would provide the same treatment for the increased withholding as provided for minimum withholding.
13.    Data Privacy. As a condition of the grant of the RSUs, the Participant consents to the collection, use, and transfer of personal data as described in this paragraph. The Participant understands that the Company and its Affiliates hold certain personal information about the Participant, including his or her name, home address and telephone number, date of birth, social security number or equivalent, salary, nationality, job title, ownership interests or directorships held in the Company or its Affiliates, and details of all equity awards or other entitlements to Shares awarded, cancelled, exercised, vested or unvested (“Data”). The Participant further understands that the Company and its Affiliates will transfer Data amongst themselves as necessary for the purposes of implementation, administration, and management of his or her participation in the Plan, and that the Company and any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan. The Participant authorizes them to receive, possess, use, retain, and transfer such Data as may be required for the administration of the Plan or the subsequent holding of Shares on his or her behalf, in electronic or other form, for the purposes of implementing, administering, and managing his or her participation in the Plan, including any requisite transfer to a broker or other third party with whom he or she may elect to deposit any Shares acquired under the Plan. The Participant understands that he or she may, at any time, view such Data or require any necessary amendments to the Data.
14.    Covenants. In consideration of receiving the Award and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Participant agrees, without the advance written consent of the Company, to abide by the following covenants.
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14.1    Noncompetition. From the Award Date until the one-year anniversary of the Participant’s voluntary resignation as an employee of the Company (the “Restricted Period”), the Participant shall not engage, directly or indirectly, anywhere in the United States, whether as an executive officer, board member, agent, consultant, independent contractor, 1% or greater owner or partner in, shareholder of more than 5% of the outstanding shares, representative or employee in a business competitive with the Company or its Affiliates.
6.2    Nonsolicitation. During the Restricted Period, the Participant shall not directly or indirectly solicit any Customer or Prospective Customer (each as defined below) of the Company or any of its Affiliates for the purpose of engaging in a business competitive with the Company or its Affiliates; nor shall the Participant directly or indirectly induce, solicit, or attempt to persuade any employee of the Company or any of its Affiliates to terminate employment with the Company or such Affiliate in order to enter into any employment relationship with, or perform services in any capacity for, any other business entity, whether or not such entity is engaged in a business competitive with the Company.
A “Customer” means any customer of the Company or any of its Affiliates with respect to whom, at any time during the two (2) years before the termination of the Participant’s employment with the Company, the Participant performed services on behalf of the Company or such Affiliate or had substantial contact or acquired or had access to Confidential Information (as defined below) or other substantial information relating to such customer as a result of such employment, including any actual or prospective tenant or vendor.
A “Prospective Customer” means any entity other than a Customer with respect to whom, at any time during the one (1) year period before the termination of the Participant’s employment with the Company the Participant submitted or assisted in the submission of a presentation or proposal of any kind on behalf of the Company or any of its Affiliates, had substantial contact with or acquired or had access to Confidential Information or other substantial information relating to such Prospective Customer as a result of such employment, including any actual or prospective tenant or vendor.
A business will be considered “competitive with the Company” if such business is engaged in alcoholic beverage manufacturing, production, distribution, or similar activities.
14.2    Confidential Information. The Participant represents, warrants and agrees that the Participant will not, in the course of the Participant’s employment with the Company, improperly use or disclose any Confidential Information or other proprietary information of any former employer or other person or entity for whom the Participant performed services of any kind.
The Company’s employment of the Participant has and will result in the Participant’s exposure and access to confidential and proprietary information of the Company and its Affiliates and, in certain situations, certain third parties who have provided or in the future provide information to the Company or any of its Affiliates subject to confidentiality and non-use restrictions. The term “Confidential Information” will mean all such confidential and proprietary information, in whatever form or medium, including actual and prospective client lists and pricing information; leases; actual and prospective vendor lists, pricing information and vendor contracts or arrangements; business plans, programs and tactics; trade secrets; inventions; research and development information and personnel information; provided, however, the term “Confidential Information” shall not include any of the above forms of information which has become public knowledge, unless such Confidential Information became public knowledge due to any act or acts by the Participant in violation of this Award. All Confidential Information is of irreplaceable value to the Company and such third parties. Except as required to perform the Participant’s
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responsibilities for the Company, to comply with law or regulation or as authorized in writing in advance by the Company, the Participant will not, at any time, use, disclose or take any action which may result in the use or disclosure of any Confidential Information. Notwithstanding the foregoing, the Participant may disclose such Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company and/or its Affiliates, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Participant to divulge, disclose or make accessible such information; provided, further, that in the event that the Participant is ordered by any such court or other governmental agency, administrative body, or legislative body to disclose any Confidential Information, the Participant shall (i) promptly notify the Company of such order, (ii) at the reasonable written request of the Company, diligently contest such order at the sole expense of the Company as expenses occur, and (iii) at the reasonable written request of the Company, seek to obtain, at the sole expense of the Company, such confidential treatment as may be available under applicable laws for any information disclosed under such order. Immediately upon the Company’s request or on the Termination date of the Participant’s employment, whichever comes first, the Participant will return to the Company all Confidential Information and any other property of the Company or any third parties which is in the Participant’s possession or control by virtue of the Participant’s employment by the Company. Property to be returned to the Company will include all documents and things in the Participant’s possession or control, whether in tangible or electronic format and whether such documents or things contain any Confidential Information, all computer programs, files, storage devices, all written or printed files, manuals, contracts, memoranda, forms, notes, records, charts and any and all copies of, or extracts from, any of the foregoing. The Participant may retain materials pertaining to his performance and compensation as an employee of the Company to the extent required by applicable law.
14.3    Intellectual Property and Developments. The Participant has not and will not, at any time, have or claim any right, title or interest in any trade name, patent, trademark, service mark, trade dress, trade design, logo, copyright, intellectual property, methodology, technology, procedure, concept, idea or other similar right or asset (collectively, “Intellectual Property”) belonging to the Company or any of its Affiliates or any third party contracting with the Company or any of its Affiliates. The Participant has not and will not have or claim any right, title or interest in any material or matter of any kind prepared for, or used in connection with, the business or promotion of the Company or any of its Affiliates or of any third party contracting with the Company, whether produced, prepared or published in whole or in part by the Participant, the Company or any of its Affiliates or any third party contracting with the Company or any of its Affiliates. All Intellectual Property that is conceived, devised, made, developed, reduced to practice or perfected by the Participant, alone or with others, during the Participant’s employment that is related in any way to the current or future business or products of the Company or any of its Affiliates or is devised, made, developed, reduced to practice or perfected utilizing equipment or facilities of the Company or any of its Affiliates will be promptly disclosed to the Company, will be deemed “works for hire” and will immediately upon creation become the sole, absolute and exclusive property of the Company. If and to the extent that any of such Intellectual Property should be determined for any reason not to be a work for hire, the Participant hereby assigns to the Company all of the Participant’s right, title and interest in and to such Intellectual Property. At the reasonable request and expense of the Company but without charge to the Company, the Participant will cooperate fully with the Company to secure any trade name, patent, trademark, copyright or intellectual property protection or other similar rights in the United States or foreign countries, including the execution and delivery of assignments, patent applications and other documents or papers. This Section 14 will not apply to any Intellectual Property for which no Confidential Information or equipment, supplies or facilities of the Company or any of its Affiliates or any third party contracting with the Company or any of its Affiliates were used and which was developed entirely on the Participant’s own time, unless the Intellectual Property (a) relates to the business or
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products of the Company or any of its Affiliates or any actual or demonstrably anticipated research or development activity of the Company or any of its Affiliates or (b) results from any work performed by the Participant for the Company or any of its Affiliates.
14.4    Remedies. The Participant acknowledges that the covenants contained in this Section 14 are necessary to protect the Company’s legitimate business interests. Without limiting the rights of the Company to pursue and obtain any other legal or equitable remedies available to it for any breach by the Participant of the covenants contained in this Section 14, the Participant further acknowledges that a breach of such covenants would cause a loss to the Company that could not reasonably or adequately be compensated in damages in an action at law, that remedies other than injunctive relief could not fully compensate the Company for a breach of such covenants and that, accordingly, the Company will be entitled to injunctive relief, without the requirement for the payment of a bond, to prevent any breach or continuing breaches of the Participant’s covenants as set forth in this Section 14. Moreover, in the event the Participant breaches any of the Participant’s obligations in this Section 14, the Participant shall immediately and automatically forfeit all RSUs granted hereunder (whether vested or unvested) and shall promptly repay to the Company any amounts received by the Participant pursuant to this Award.
Any provision, or any part of any provision, of this Section 14 found by a court (or an arbitrator or other adjudicator, if applicable) to be unreasonably broad or otherwise unenforceable in any respect (including with respect to geographic area, duration, or scope) shall be modified to render it enforceable to the maximum extent permitted by law and enforced as modified.
15.    Miscellaneous.
15.1    This Award and the Participant’s rights under it are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules as the Plan Administrator may adopt. The Plan Administrator may, in its sole discretion, administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and the RSUs, all of which shall be binding upon the Participant.
15.2    Subject to the provisions of the Plan and any applicable law (including Section 409A of the Code), the Board of Directors may terminate, amend, or modify the Plan; provided, however, that no such Termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Award, without the written consent of the Participant.
15.3    This Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Participant agrees to take all steps necessary to comply with all Federal and state securities laws applicable to this Award.
15.4    The Company’s obligations under the Plan and this Award shall bind any successor to the Company, whether succession results from a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
15.5    All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three postal delivery days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Award, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
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If to the Company:
Brown-Forman Corporation
Attn: Karleen Finnegan, Corporate & Securities Counsel, Assistant Corporate Secretary
850 Dixie Highway
Louisville, Kentucky 40210

If to the Participant:
To the most recent address of Participant set forth in the personnel records of the Company; which, in accordance with the above, the Participant shall inform the Company upon any change in the Participant’s address.
15.6    To the extent not preempted by Federal law, this Award shall be governed by, and construed in accordance with, the laws of the State of Delaware.
15.7    This Award is subject to the terms of the Plan, as may be amended from time to time. In the event of a conflict between this document and the Plan, the Plan as well as any determinations made by the Plan Administrator as authorized by the Plan, shall govern.
15.8    The parties acknowledge and agree that, to the extent applicable, this Award shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Code and the Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Award Date. Notwithstanding any provision of this Award to the contrary, in the event that the Company determines that any compensation or benefits payable or provided under this Award may be subject to Section 409A of the Code, the Company may adopt such limited amendments to this Award and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Award from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Award or (ii) comply with the requirements of Section 409A of the Code. Although the Company intends to take such actions so as to allow the Award to avoid adverse tax treatment pursuant to Section 409A of the Code and otherwise, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on the Participant.
15.9    Notwithstanding any other provision of this Award, to the extent the delivery of the Shares represented by this Award is treated as non- qualified deferred compensation subject to Section 409A of the Code, then (a) no delivery of such Shares shall be made upon a Participant’s termination of employment unless such termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations (“Termination” or “Terminated”) and (b) if the Participant is deemed at the time of his Termination of employment to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed delivery of the Shares to which the Participant is entitled under this Award, and which is deliverable to the Participant due to his or her Termination of employment, is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such delivery of Shares shall not be made to the Participant prior to the earlier of (x) the expiration of the six- month period measured from the date of the Participant’s “separation from service” with the Company (as such term is defined in Section 1.409A-1(h) of the
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Treasury Regulations) or (y) the date of the Participant’s death. The determination of whether the Participant is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Section 1.409A-1(i) of the Treasury Regulations and any successor provision thereto).
15.10    THIS AWARD IS SUBJECT TO THE BROWN-FORMAN CORPORATION INCENTIVE COMPENSATION RECOUPMENT POLICY (AS APPLICABLE), OR SUCH OTHER APPLICABLE COMPENSATION RECOVERY POLICY AS MAY BE PUT INTO EFFECT FROM TIME TO TIME BY THE PLAN ADMINISTRATOR OR THE BOARD. BY ACCEPTING THIS GRANT, THE UNDERSIGNED ACKNOWLEDGES THAT HE OR SHE HAS BEEN PROVIDED WITH A COPY OF ANY SUCH POLICY, OR ACKNOWLEDGES THAT SUCH POLICY HAS OTHERWISE BEEN MADE AVAILABLE TO HIM OR HER, AND UNDERSTANDS THE TERMS AND CONDITIONS THEREOF.
15.11    Non-U.S. Participants. In addition to the provisions set forth in this Award, Participants that reside outside of the United States shall be subject to the terms and conditions set forth on Appendix A and the terms and conditions applicable to the country in which such Participant is a citizen or resident of as of the Grant Date. If the Participant is a citizen or resident of a country other than the one in which the Participant is currently working, or transfers to a different country after the Grant Date, the Company will determine to what extent the terms and conditions set forth in Appendix A will apply to the Participant.
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This Award is subject to the terms and conditions hereof.

BROWN-FORMAN CORPORATION

By:    Diane Nguyen
Executive Vice President,
Chief People and Communications Officer

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